Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 of Brooke Corporation to which this consent is attached of our report dated March 5, 2007 (except Note 24 as to which the date is July 6, 2007) , with respect to the financial statements of Brooke Corporation included in its Annual Report on Form 10-K and Form 10-K/A for the year ended December 31, 2006. We also consent to the reference to us under the heading “Experts” in such registration Statement.

/s/ Summers, Spencer & Callison, CPAs, Chartered

Summers, Spencer & Callison, CPAs, Chartered

Topeka, Kansas
July 27, 2007